EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated for reference the 1st day of January, 2009.

BETWEEN:

CARDERO RESOURCE CORP., a company incorporated under the laws of British Columbia and having its head office at 1920 - 1188 West Georgia Street, Vancouver, British Columbia, V6E 4A2

(the “Company”)

AND:

MARLA KATHLEEN RITCHIE, corporate administrator, of 6411 Pitt Street, West Vancouver, British Columbia, CANADA  V7W 2C1

(the “Executive”)

WHEREAS

A:

The Executive is presently acting as the Corporate Administrator of the Company;

B.

The Company and the Executive have agreed that they will enter into a formal employment relationship respect to the employment of the Executive by the Company and the performance of work and the provision of corporate administrative services by the Executive to ensure that the Executive will continue to be employed by and will provide her services to the Company and that she will be adequately compensated as Corporate Administrator.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements contained herein the parties hereto agree as follows:

ARTICLE 1 - EMPLOYMENT, TERM, AND POSITION

1.01

Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to work for the Company, upon the terms and conditions hereinafter set forth.

1.02

Term.  The parties acknowledge that, notwithstanding the date of this agreement, the employment of the Executive by the Company commenced on October 1, 2003 and will continue for a period (the “Term”) commencing on such date and continuing until terminated as hereinafter provided in Article 4.

1.3

Position.  The Executive will serve as the Corporate Administrator for the Company.  The Executive agrees, at no additional remuneration, to serve in such other capacities and to assume such responsibilities and perform such duties consonant with her position in the Company as the board of directors of the Company (the “Board”), acting reasonably, may require and assign to her.

1.04

Reporting and Supervision.  The Executive will report to, and will be directly supervised by, the President and Chief Executive Officer of the Company (“CEO”) or, in his absence, the Vice-President and General Counsel (“VP”).  The Executive will keep the CEO and VP fully informed, on an ongoing basis, of all matters concerning her activities on behalf of the Company hereunder and will provide the CEO, VP and Board with status reports concerning such activities and any recommendations in respect thereof, at such times, in such manners, and containing such information, as the CEO, the VP and/or the Board may request from time to time.

1.05

Location.  The Executive will be based at and will perform her duties at the Company’s head office in Vancouver, British Columbia.

ARTICLE 2- THE EMPLOYEE'S DUTIES AND OBLIGATIONS

2.01

Executive’s Duties.  The Executive will be responsible for overseeing and carrying out the day-to-day administrative functions of the Company, and otherwise carrying out the duties normally associated with the position of a Corporate Administrator in a public company.  The Executive’s duties and responsibilities will include, without limitation, the following:

(a)

supervising and running the day-to-day operations of the Company’s head office in Vancouver, and liaising with the CEO, the VP and the Chief Financial Officer of the Company (the “CFO”) as necessary or desirable in connection therewith, including retaining, managing and, if required, terminating, the general office staff;

(b)

in conjunction with the CFO and the Company’s accounting staff, consultants and auditors, preparing and reviewing, or assisting in preparing and reviewing, the financial disclosure (including the non-technical portions of the related management discussion and analysis) required to be prepared by the Company for review and approval by the Board, and liaising with the staff, consultants and professional advisers of the Company’s direct and indirect subsidiaries (the “Subsidiaries”) in connection therewith;

(c)

working with the VP in preparing and reviewing corporate documentation required to be prepared by the Company under applicable corporate and securities laws;

(d)

working with the VP and the Company’s professional advisers in preparing and reviewing the non-financial disclosure documents required to be prepared by the Company under applicable corporate and securities laws;

(e)

implementing, or assisting the CEO and VP in implementing, all applicable policies and procedures adopted for the Company by the Board, and monitoring, and reporting to the CEO and the VP as to, the effectiveness thereof and the compliance therewith;

(f)

at the request of the CEO, VP or Board, preparing and presenting such reviews, summaries and reports with respect to the administration of the Company and the Subsidiaries as may be requested by any of them; and

(g)

such other duties as are reasonably consistent with the foregoing and the Executive’s position as may be requested by the Company from time to time and as are within the expertise and reasonable ability of the Executive to provide, provided that the Company, acting through the Board, the CEO or the VP, may curtail any such duties or responsibilities or assign such additional duties and responsibilities, and reserves the right to make such reasonable changes to the duties and responsibilities of the Executive, as the Company may determine to be appropriate and as are consistent with its ongoing business needs.

2.02

Part Time Position.  The position of the Executive with the Company is a part-time position, and during the Term the Executive will be required to devote only three-quarters (3/4) of her total working time, effort and attention to the performance of her duties and responsibilities on behalf of the Company, the parties acknowledging that such time and effort represents approximately sixteen and one-half (16.5) working days (on average on a yearly basis) per working month of twenty-two (22) days.  While fulfilling her duties and responsibilities hereunder on such basis the Executive will, at all such times, faithfully, diligently, and to the best of her abilities, perform all duties and assume all responsibilities required of her under this agreement.

2.03

Outside Officer Appointments and Business Activities.  The Company acknowledges that, as at the date of this agreement, the Executive is the Corporate Secretary of the following other public companies:

-

Wealth Minerals Ltd.

-

International Tower Hill Mines Ltd.

-

Dorato Resources Ltd.

-

Trevali Resources Corp.

some of which are or may be or become involved in the same business(es) as the Company, and hereby consents (including for the purposes of Section 5.01) to the Executive retaining such positions and fulfilling the duties thereof.  In addition, the Company acknowledges that the Executive is at liberty to accept additional appointments as an officer, and to devote the time properly required to fulfill the duties of any such positions, and to directly or indirectly provide consulting services to public and private companies for gain, profit or other pecuniary advantage, provided that:

(a)

the Executive advises the Board, on a reasonably regular basis, as to the offices held and other business activities undertaken;

(b)

no such offices or other business activities will prevent or unreasonably hinder the Executive from performing her duties and assuming her responsibilities as provided for in this agreement;

(c)

such offices or other business interests do not conflict with or reasonably appear to conflict with the Executive’s obligations to the Company; and

(d)

the Executive’s employment with the Company, and her duties and responsibilities hereunder will, at all times, have priority over any such other offices or other business interests.

2.04

Executive’s Representations and Warranties.  The Executive represents and warrants to the Company that she is not subject to any confidentiality, non-disclosure, non-competition, or other restrictive covenant between the Executive and (any of) her former employer(s) that could or might in any way adversely affect the Executive or her ability to fully and efficiently carry out and perform her duties hereunder or that would prevent her in any way from fully disclosing to and discussing with the Company all aspects of the Company’s business, affairs and operations.

2.05

Compliance with Securities Laws, Prohibition on Insider Trading.  The Executive acknowledges that the Company is a “reporting issuer” and a public company and that its common shares trade on various stock exchanges, and that, as a consequence of this, the Company and its directors, officers, employees and consultants are subject to securities laws in both Canada and the United States.  The Executive also acknowledges that much of the information which will be received by, or become known to, her during the course of her employment by the Company hereunder (whether or not such information is also confidential information (as defined in Section 6.02)) is likely to be material and non-public information with respect to the business, affairs, assets, mineral properties and/or status (financial and otherwise) of the Company and may constitute material facts or material changes (as those terms are defined in the Securities Act (B.C.)), and that the provisions of applicable securities legislation, including, without limitation, section 86 of the Securities Act (B.C.), prohibit:

(a)

trading in securities of a reporting issuer such as the Company by a person who knows of a material fact or a material change with respect to that issuer that has not been generally disclosed, or

(b)

informing another person of a material fact or a material change with respect to that reporting issuer before the material fact or material change has been generally disclosed, unless the giving of such information is necessary in the course of business of the reporting issuer or of such person.

The Executive also acknowledges that the penalties for violation of such prohibitions are severe and that the carrying on of any such activities will materially and adversely affect the Company.  Accordingly, the Executive agrees that she will take all necessary steps to fully comply with applicable legislation regarding any trading in the securities of the Company.

2.06

Acknowledgement of Receipt of Company Policies.  The Executive acknowledges having been provided with, and having read, copies of the following plans and policies adopted by the Board:

(a)

the 2002 Incentive Stock Option Plan (as amended);

(b)

the Company’s “Code of Business Conduct and Ethics”; and

(c)

the Company’s “Share Trading Policy”,

and that the Executive is bound by and is required to comply with all such policies.

ARTICLE 3 – EMPLOYEE COMPENSATION

3.01

Base Salary.  The Executive will continue to be compensated by the Company for her services hereunder at the rate of CAD ONE HUNDRED AND EIGHT THOUSAND (CAD 108,000) DOLLARS per annum (the “Base Salary”).  The Executive’s Base Salary will be payable in substantially equal monthly payments in arrears, subject to such government withholding, social and other employee taxes or deductions as may be required by law.

3.02

Salary Reviews and Bonus Consideration.  The CEO, will, on or before the one hundred and twentieth (120th) day following the last day of each fiscal year of the Company, carry out an objective review of the duties and responsibilities of the Executive, the performance of the Executive during the most recently completed fiscal year of the Company, the rate of inflation, the performance of the Company and of its common shares, the services anticipated to be provided by the Executive during the next fiscal year of the Company, the comparable salaries for such position in the then current marketplace in which the Company operates, the existing and projected financial status of the Company and any other factors he determines to be relevant, and will determine the amount (if any) by which the Base Salary will be adjusted and whether or not to award the Executive a discretionary bonus (independent of any Base Salary adjustment) and, if so, how much.  The Executive acknowledges that any adjustment to the Base Salary or any award of a bonus is completely at the discretion of the CEO, and the Executive in no circumstances will be entitled to claim any right or entitlement to an increase in the Base Salary or to an award of any bonus(es) regardless of her performance or the performance of the Company during any particular fiscal year of the Company or any other factors.

3.03

Bonus Program(s).  The Executive will be entitled to participate in any profit-sharing or bonus program from time to time established by the Company to the extent as may be determined by the Board in its sole discretion, but commensurate with other executive employees of the Company.  The Executive acknowledges that there are not presently any such profit sharing or bonus programs in place, and that the Company has no present intention of establishing any such program(s).

3.04

Stock Options.  The Executive will be eligible to be granted incentive options to purchase common shares of the Company under the Company’s 2002 Incentive Stock Option Plan (as the same may be amended from time to time), to such extent and in such amounts as the Compensation Committee or, if there is then no such committee, the Board, may from time to time determine (which may, in the discretion of the Compensation Committee or the Board, as applicable, provide for such vesting provisions as may be thought advisable or desirable) and as are commensurate with the status and responsibilities of the Executive, the performance of the Executive in the execution of her duties hereunder and the performance of the Company, both generally and in relation to similar companies.  No amounts to which the Executive may be entitled as a result of the exercise of any stock options will be treated as or considered to be part of the Base Salary.

3.05

Other Benefits.  The Executive will be eligible to participate in all employee benefit plans or programmes in effect for executive and key management employees of the Company including, without limitation, medical, dental, insurance, pension or retirement plans, to the extent of and in accordance with the rules and agreements governing such plans or programmes so long as such plans and programmes are in effect, in addition to the compensation otherwise provided for in this Article Three.  The Executive acknowledges that, at the present time, the only such benefit plan currently in effect for which the Company will be paying the premiums is the Great-West Life Group Benefit Program (the “Benefit Plan”), which provides:

(a)

basic life insurance;

(b)

accidental death and dismemberment insurance;

(c)

extended health care;

(d)

dental care; and

(e)

long-term disability insurance,

all as more particularly summarized in the materials provided to the Executive.  In addition, the Company will pay the premiums for the Executive’s basic medical insurance under the British Columbia provincial health plan.  The Executive acknowledges that all such coverages will be upon, and are subject to, the terms and conditions provided for in the Benefit Plan, including any conditions on the insurability of the Executive.  The Company reserves the right to amend or cancel the Benefit Plan, including any coverages thereunder and the terms and conditions thereof, from time to time as it may in its sole discretion determine, without prior notice thereof.

3.06

Expenses.  The Company will promptly reimburse the Executive (or will provide the Executive with an appropriate cash advance) for reasonable expenses incurred or to be incurred by her in the performance of her duties and responsibilities hereunder including business development and travel expenses commensurate with her position and duties, provided that general nature and anticipated amount of all such expenses are approved by the CEO or VP and that receipts for all expenses are presented.  All requests for expense reimbursements, or accountings for expense advances, will be accompanied by an expense report suitable to the Company, acting reasonably.  The Executive agrees to submit any request for reimbursement within thirty (30) days of the end of the month in which such expense was incurred.

3.07

Vacation.  The Executive will be entitled in each calendar year to THIRTY (30) days’ paid vacation, to be taken at such time or times as the Executive may select and as the CEO or VP may reasonably approve having regard to the business, affairs and operations of the Company.  If in any calendar year of the Term, the Executive is employed for only a part of such year, such vacation entitlement will be prorated as though it were accruing from day to day.  The Executive may not carry all or any portion of the vacation earned in one calendar year of the Term beyond March 31 of the following calendar year(s) of the Term without written approval of the CEO.  Subject to any such approved carry-over vacation pay owing for accrued but unused vacation time in any year of the Term will be paid to the Executive on or before April 30 in the next following year.  The Executive and the Company recognize and acknowledge that the Employment Standards Act (B.C.) (the “ESA”) requires that the Executive take, as time off in each year, at least the statutory minimum yearly number of vacation days prescribed by the ESA.

3.08

Medical and Other Insurance while out of Canada.  The Company will provide, at its cost, medical insurance covering the Executive while the Executive is outside of Canada and engaged in the performance of her duties hereunder, including, without limitation, medivac insurance covering the costs of returning the Executive to Canada for medical treatment if circumstances warrant.  The Company will also use its reasonable efforts to obtain, and pay the premiums for, insurance covering the Executive in the case of any kidnapping of the Executive while outside of Canada and engaged in performing her duties hereunder, but will be under no liability if such insurance is not available on reasonable commercial terms.

3.09

Life Insurance.  Subject to her insurability, the Company will procure, on behalf of the Executive, one or more policies of life insurance covering the Executive and having an aggregate death benefit (together with any policy of life insurance insuring the Executive pursuant to the Benefit Plan) of not less than CAD ONE HUNDRED AND EIGHT THOUSAND (CAD 108,000) DOLLARS.  The Company will pay all premiums in connection therewith.  Except with respect to the policy(ies) issued pursuant to the Benefit Program (in which case there will be a conversion privilege allowing the Executive to convert such policy(ies) to (an) individual policy(ies) if the Benefit Plan terminates), the Executive will be the owner of (all) such policy(ies) and, in any event, will be entitled, in her sole discretion, to name the beneficiary(ies) thereunder, and to amend such designation(s) as she may see fit.  Such policy(ies) may be procured by the Company either under the Benefit Plan or otherwise in its sole discretion, or both, provided that all such policies will be issued by reputable underwriters of such insurance.

3.10

Sick Day Allowance.  Subject to Section 3.11, the Executive will be permitted to take up to five (5) paid sick days per calendar year, provided that such entitlement will not be banked or carried over from one calendar year to the next.  If, in any calendar year of the Term, the Executive is employed for only a part of such year, such sick day entitlement will be prorated as though it were accruing from day to day.

3.11

Exception for Permanent Disability.  Notwithstanding Section 3.10, if the Executive suffers from any physical or mental incapacity, disease or affliction which has the effect provided in subsection 4.02(a), the Company will:

(a)

if, and for so long as, no benefits are being paid to the Executive under the long term disability insurance provisions of the Benefit Plan, continue to pay to the Executive:

(i)

the Base Salary, and

(ii)

all other benefits otherwise payable to the Executive pursuant to this agreement,

until such time as the Company may terminate the Executive pursuant to subsection 4.01(c); and

(b)

if, and for so long as, benefits are being paid to the Executive under the long term disability insurance provisions of the Benefit Plan, pay to the Executive:

(i)

such portion of the Base Salary as will, when added to the amount(s) being paid to the Executive pursuant to the long term disability insurance provisions of the Benefit Plan, result in the Executive receiving, in the aggregate, an amount equal to the Base Salary, and

(ii)

all other benefits hereunder,

until such time as the Company may terminate the Executive pursuant to subsection 4.01(c).

ARTICLE 4- TERMINATION

4.01

Termination by Company For Just Cause or Permanent Disability.  Notwithstanding anything in this agreement to the contrary, the Company may terminate the employment of the Executive hereunder without notice or compensation in lieu:

(a)

upon the occurrence of any situation, event or happening which would constitute “cause” under the common law and includes, without limitation, the following:

(i)

any wilful failure by the Executive in the performance of any of the Executive’s duties pursuant to this agreement,

(ii)

the Executive’s conviction of a criminal or summary conviction offence related to the employment of the Executive hereunder, or any act involving money or other property involving the Company or any Subsidiary which would constitute a crime in the jurisdiction involved,

(iii)

any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company, any Subsidiary, a supplier or service provider to the Company or any Subsidiary or a customer of the Company or of any Subsidiary,

(iv)

the use of illegal drugs or the habitual and disabling use of alcohol or drugs,

(v)

any material breach of any of the terms of this agreement by the Executive which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Company,

(vi)

any threatened or actual attempt by the Executive to secure any personal profit in connection with the business of the Company or any Subsidiary or any of their respective corporate opportunities, or the appropriation of a maturing business opportunity of the Company or any Subsidiary,

(vii)

any act by the Executive which is materially injurious to the Company or its business or that of any Subsidiary,

(viii)

any material breach by the Executive of any of the policies governing the affairs of the Company and the conduct of its employees that may be implemented by the Board from time to time, and

(ix)

the failure of the Executive to devote the required time to the Company’s business, or conduct by the Executive amounting to insubordination or inattention to, or substandard performance of the duties and responsibilities of the Executive under this agreement, which failure or conduct remains uncured after the expiration of thirty (30) days following the delivery of written notice of such failure or conduct to the Executive by the Company,

(“Just Cause”);

(b)

the Executive suffers Permanent Disability; or

(c)

the Executive dies,

by giving written notice to the Executive of its intention to terminate this agreement on the date specified in such notice (except in the case of death, in which case such termination is automatically effective on the day which is thirty (30) days after the date of death without any requirement for notice, provided that the Base Salary which would otherwise have been payable to the Executive during such period will be paid to the estate of the Executive).

4.02

Definition of “Permanent Disability”.  For the purposes of Section 4.01, “Permanent Disability” means any physical or mental incapacity, disease or affliction which:

(a)

renders the Executive unable to perform her duties and responsibilities as Corporate Administrator; and

(b)

has existed for either:

(i)

a continuous period of ONE HUNDRED AND TWENTY (120) DAYS, or

(ii)

a total of ONE HUNDRED AND EIGHTY (180) DAYS in any period of THREE HUNDRED AND SIXTY-FIVE (365) consecutive days; or

(c)

results in the Executive becoming entitled to disability retirement benefits under the Canada Pension Plan (Canada).

4.03

Termination by Company or Executive.  Notwithstanding anything in this agreement to the contrary:

(a)

the Company may terminate the employment of the Executive other than pursuant to Section 4.01 by giving written notice to the Executive of its intention to terminate this agreement on the date specified in such notice (which date will not be less than NINETY (90) DAYS nor more than ONE HUNDRED AND EIGHTY (180) DAYS after the giving of such notice), or

(b)

the Executive may, by giving written notice to the Company, terminate her employment with the Company on the date specified in such notice, which date will be not less than SIXTY (60) DAYS nor more than ONE HUNDRED AND TWENTY (120) DAYS after the giving of such notice, provided that the Company will, at its option, be entitled to reduce the notice given to SIXTY (60) DAYS.

4.04

Salary in Lieu of Notice.  If the Executive’s employment is terminated by either the Company or the Executive pursuant to Section 4.03, the Company will have the right, in lieu of permitting the Executive to continue to work all or part of the notice period, to pay to the Executive a lump sum equivalent to the Base Salary for the applicable period (less all applicable withholding taxes) and to require the Executive to immediately cease her employment with the Company.

4.05

Payment of Final Wages.  Upon the effective date of termination of the Executive’s employment pursuant to Sections 4.01 or 4.03, the Company will pay to the Executive an amount equal to any accrued but unpaid Base Salary and vacation pay (less any applicable withholding taxes) up to the date of such termination, and any expenses in excess of any outstanding expense advances made to the Executive for which an expense account has been submitted and remains unpaid, provided that, in the case of a termination due to Permanent Disability, any amounts payable to the Executive hereunder will be reduced by the amount of any benefits paid to the Executive under the long term disability insurance provisions of the Benefit Plan prior to the effective date of termination.

4.06

No Further Liability.  The Executive agrees to accept the payments and, where applicable, notice, under this Article 4 in full satisfaction of her entitlements arising out of the termination of her employment hereunder, whether under statute or common law, including any entitlement to reasonable notice.

ARTICLE 5 – NON-COMPETITION

5.01

Agreement Not to Compete.  The Executive acknowledges that in the course of her duties and obligations under this agreement, she will acquire access to Confidential Information (as defined in Section 6.02) and the Executive further acknowledges that if she were to compete against the Company or any Subsidiary (collectively, the “Companies”) or be employed or in any way involved with a person or company that was in competition with the Companies following the termination of her employment with the Company, the Company would suffer irreparable damages.  Accordingly, the Executive will not, at any time or in any manner during the Term, or at any time within ONE (1) YEAR after termination of her employment with the Company under this agreement for any reason and notwithstanding any alleged breach of this agreement:

(a)

directly or indirectly engage in any business involving the acquisition, exploration, development or operation of any mineral property which is competitive or in conflict with the business of the Companies;

(b)

accept employment or office with or render services or advice to any other company, firm or individual, whether a competitor or otherwise, engaged in the acquisition, exploration, development or operation of any mineral property which is competitive or in conflict with the business of the Companies;

(c)

solicit or induce any director, officer or employee of the any of the Companies to end their association with the Companies; or

(d)

directly or indirectly, on the Executive’s own behalf or on behalf of others, solicit, divert or appropriate to or in favour of any person, entity or corporation, any maturing business opportunity or any business of any of the Companies, without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion.

5.02

Definition of “mineral property which is competitive or in conflict with the business of the Companies”.  For the purposes of this agreement, a mineral property which is competitive or in conflict with the business of the Companies is one:

(a)

which is primarily prospective for gold, silver, iron, copper, titanium or vanadium or any other mineral in respect of which the Company, at the time of the termination of the employment of the Executive hereunder, is then specifically exploring for (or any combination thereof, with or without other minerals), and

(b)

any part of which lies within a horizontal distance of FIFTY (50) KILOMETRES from the outer boundaries of any of the Companies’ Properties.

5.03

Executive is a Fiduciary.  The Executive acknowledges and agrees that she is a fiduciary of the Company and, accordingly, based upon the current business activities of the Company, the restrictive covenants set forth in Section 5.01 of this agreement are necessary and fundamental to the protection of the business of the Company and reasonable and valid, and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive.

5.04

Adjustments by Court or Arbitrator.  If any of the activities, time periods or areas specified in Sections 5.01 or 5.02 are considered by a court of competent jurisdiction as being unreasonable, the parties agree that such court will have the authority to limit such activities, periods or areas as the court deems proper in the circumstances so as to fully protect the Company and its shareholders while not unnecessarily restricting the Executive (or, if a court declines to do so, the matter will be referred to arbitration under Article 10 hereof and the arbitrator(s) will have such authority).

ARTICLE 6 – CONFIDENTIALITY

6.01

Agreement to Keep Information Confidential.  The Executive will, at all times during the Term and for a period of ONE (1) YEAR after termination of her employment with the Company under this agreement for any reason and notwithstanding any alleged breach of this agreement:

(a)

hold in secrecy, as trustee or custodian for the Company and the Company’s exclusive benefit and use, all Confidential Information (as defined below), whether or not discovered, made or contributed to, in whole or in part, by the Executive;

(b)

not divulge any Confidential Information to any person or persons, without the previous written consent of the CEO or the VP; and

(c)

not use or attempt to use any Confidential Information that she may acquire in the course of her employment with the Company under this agreement for her own benefit, directly or indirectly, or for the benefit of any other person.

6.02

Definition of Confidential Information.  For the purposes of this agreement, the term “Confidential Information” means:

(a)

any information relating to any of the mineral properties, or any interest therein, in which the Company, or any of its direct or indirect subsidiaries (the “Subsidiaries”) has, or has the right to acquire, an interest (including a beneficial interest) (collectively, the “Companies’ Properties”) and the assets, liabilities, business, operations, shareholdings, products, processes, trade secrets or activities of any of the Company or any Subsidiary (collectively, the “Companies”), that are not generally known to the public, including, but not limited to title, ownership, geological, mining, metallurgical, engineering and economic information and studies, budgets and work programs, strategies, data, maps, plans, reports, results, drawings, interpretations, assays, forecasts, records, process flow sheets, performance data, proposed or existing production methods and methodologies and any other technical information;

(b)

any information derived from a site visit or visits to any of the Companies’ Properties or an examination of any rock, soil, mineral, ore or other sample or substance extracted from any of the Companies’ Properties;

(c)

all summaries or extracts from and all notes, memoranda, studies, maps, records, notebooks, compilations, analyses or other documents based upon the information specified in subsection (a) or (b) above; and

(d)

any information similar to subsection (a) through (c) above in respect of a mineral property being considered by any of the Companies, for possible acquisition.

6.03

Return of Information.  All documents, records, notebooks, work papers, notes, memoranda, studies, compilations, analyses and similar repositories of or containers of Confidential Information, made or compiled by the Executive (in whatever form, including, paper, photographic, electronic, digital or otherwise) at any time during the Term, or made available to the Executive during or prior to the Term by any of the Companies, including any and all copies thereof, will be the property of the Company or the applicable Subsidiary, as the case may be, and belongs solely to the Company or the applicable Subsidiary, as the case may be, and will be held by the Executive in trust and solely for the befit of the Company or the applicable Subsidiary, as the case may be, and will be delivered to the Company by the Executive upon the termination of the Executive’s employment with the Company or at any other time upon request by the Company.  The Executive will deliver a statutory declaration to the Company upon termination of her employment attesting to her compliance with this Section 6.03.

ARTICLE 7 – CORPORATE OPPORTUNITIES

7.01

Obligation to Disclose Corporate Opportunities.  During the Term, the Executive will communicate at once to the Company all business opportunities (including with respect to the acquisition of potential mineral deposits), inventions and improvements in the nature of the business of the Company located anywhere in the world which, during the Term, the Executive may conceive, make, or discover, become aware of, directly or indirectly, or have presented to her in any manner, that relate in any way to the business of the Company, either as it is now or as it may develop, and such business opportunities, inventions and improvements will become the exclusive property of the Company without any obligation on the part of the Company to make any payment or reimbursement therefor to the Executive in addition to the Base Salary described in this agreement.

ARTICLE 8 – NOTIFICATION OF LAWSUITS

8.01

Obligation to Disclose Lawsuits.  The Executive will promptly notify the CEO and VP of any lawsuit, proceeding or other action commenced or taken against the Company or any of its affiliates or any facts or circumstances of which the Executive is aware which may reasonably form the basis of any lawsuit, proceeding or action against the Company or any Subsidiary.

8.02

Obligations to Disclose Violations of Laws.  The Executive will promptly notify the CEO or the VP if she becomes aware that the Company, or any Subsidiary, has violated any law, regulation or order or if the Executive receives notice that any administrative or judicial complaint has been filed against the Company or any Subsidiary.

ARTICLE 9 – AGREEMENT VOLUNTARY AND EQUITABLE

9.01

Acknowledgement.  The Company and the Executive acknowledge and declare that they each have carefully considered and understand the terms and conditions of employment contained in this agreement including, but without limiting the generality of the foregoing, the Executive’s rights upon termination and the restrictions on the Executive after termination, and acknowledge and agree that the terms and conditions of employment and rights and restrictions upon termination set forth herein are mutually fair and equitable.  Each of the parties covenants, agrees and acknowledges that each of them was fully and plainly instructed to seek and obtain independent legal and tax advice regarding the terms and conditions and execution of the agreement and each of them has sought and obtained such legal and tax advice and acknowledges that each has executed this agreement voluntarily understanding the nature and effect of this agreement after receiving such advice.

ARTICLE 10 - ARBITRATION

10.01

Submission of Disputes to Arbitration.  Any dispute, controversy or claim arising out of or relating to this agreement or the Executive’s employment hereunder, or the breach, termination or invalidity of this agreement, or any deadlock or inability of the parties to agree on a course of action to be taken hereunder, will be arbitrated and finally resolved pursuant to the National Arbitration Rules of the ADR Institute of Canada Inc.

10.02

Arbitration Provisions.  The parties agree that:

(a)

the place of arbitration will be Vancouver, British Columbia;

(b)

the number of arbitrators will be one; and

(c)

the language used in the arbitral proceeding will be English.

10.03

Payment of Arbitrator’s Fees.  The arbitrator’s fees will be paid by both parties in equal parts during the course of the arbitration but upon final decision of the dispute, the unsuccessful party will pay all costs and reimburse all arbitration costs, including the arbitration fees, administrative expenses and actual legal fees and disbursements paid by the successful party, subject to the contrary decision of the arbitrator.

ARTICLE 11 - MISCELLANEOUS

11.01

Binding Agreement.  This agreement is personal to and will be binding on the parties hereto and their respective successors in interest but, except as hereinafter provided, will not be assignable by either party.  The Company will be entitled to assign this agreement to any continuing or successor corporation resulting from any amalgamation, consolidation, merger or arrangement with any one or more corporations by the Company.  This agreement and all rights of the Executive hereunder will enure to the benefit of and be enforceable by the Executive’s heirs, executors, administrators or other legal personal representatives.

11.02

Notices.  Any notice or other communication required or permitted to be given or made hereunder will be in writing and will be well and sufficiently given or made if:

(a)

enclosed in a sealed envelope and delivered in person to the party hereto to whom it is addressed at the relevant address set forth below; or

(b)

sent by facsimile or other means of recorded electronic communications;

if to the Company addressed to it at:

Cardero Resource Corp.
1920 - 1188 West Georgia Street
Vancouver, B.C.
V6E 4A2

Attention:

Vice-President and General Counsel

Facsimile:

(604) 408-7499

and if to the Executive, addressed to her at:

6411 Pitt Street
West Vancouver, B.C.
CANADA  V7W 2C1

Any notice or other communication so given will be deemed to have been given and to have been received on the day of delivery, if delivered, and on the day of sending, if sent by facsimile or other means of recorded electronic communication (provided such delivery or sending is during normal business hours on a business day and, if not, then on the first business day thereafter).  Either party hereto may change her or its address for notice by notice to the other party hereto given in the manner aforesaid.

11.03

Modification and Waiver.  No provision of this agreement may be modified or amended unless such modification or amendment is authorized by the Board and is agreed to in writing by the Executive and the Company.  No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the employment of the Executive by the Company have been made by either party which are not set forth expressly in this agreement.

11.04

Acknowledgement.  The Executive acknowledges and agrees that the notice or payments in Article 4 hereof include her entitlement, if any, to payment in lieu of notice and/or severance pay under applicable employment standards or other legislation.

11.05

Survival of Obligations.  The obligations of the parties pursuant to Sections 4.05 and 4.06 and Articles 5, 6, 7, 9, 10 and 11 of this agreement will survive the termination of this agreement and the Executive's employment hereunder for a period of not less than TWO (2) YEARS.

11.06

Entire Agreement.  This agreement contains all the terms and conditions agreed upon by the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto.  There are no agreements collateral or supplementary hereto.

11.07

Law Governing.  This agreement has been made in British Columbia and will be subject to and governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.  Subject to the provisions of Article 10, the parties hereby attorn to the jurisdiction of the courts of British Columbia with respect to any dispute or other matter arising hereunder.

11.08

Time of Essence.  Time is and will be of the essence of this agreement.

11.09

Invalidity.  The invalidity, illegality or unenforceability of any provision hereof will not in any way affect or impair the validity, legality or enforceability of the remaining provisions hereof.

11.10

Headings.  The headings contained herein are for reference purposes only and will not in any way affect the construction or interpretation of this agreement.

11.11

Severability.  If any part of this agreement is determined to be void or unenforceable in whole or in part, it will not be deemed to affect or impair the validity of any

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other parts hereof, all of which will continue in full force and effect and be construed as if this agreement had been executed without the invalid part and it is hereby declared to have been the intention of the parties that this agreement would have been executed without reference to any part which may for any reason be determined to be void or unenforceable.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date and year first above written.

The Corporate Seal of CARDERO RESOURCE CORP. was hereunto affixed in the presence of: (signed) Marla Ritchie Authorized Signatory (signed) Lawrence Talbot Authorized Signatory	) ) ) ) ) )c/s [SEALED] ) ) ) )

SIGNED, SEALED AND DELIVERED by MARLA KATHLEEN RITCHIE in the presence of:

(signed) Lawrence Talbot

Name

Suite 1920 – 1188 West Georgia Street, Vancouver, BC  V6E 4A2

Address

Barrister & Solicitor

Occupation

) ) ) ) ) ) ) ) ) (signed) Marla Ritchie (seal) )MARLA KATHLEEN RITCHIE ) ) )